Exhibit 99.5

FIRST INDIANA BANK
Moderator: Bob Warrington
April 20, 2005
3:00 pm CT

Operator: Good afternoon. My name is Bonnie and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Indiana First Quarter 2005 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Warrington, you may begin your conference.

Bob Warrington: Welcome and good afternoon. We appreciate the opportunity to share our 2005 first quarter financial results and observations with you. Thank you for taking the time to join us. First, Beth Copeland will address forward-looking statements and then Bill Brunner, our chief financial officer, will review selected financials and I’ll provide some remarks. Beth?

Beth Copeland: This conference call may contain forward-looking statements concerning First Indiana’s future operations and financial results. Such statements are subject to important factors that could cause First Indiana’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in First Indiana’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading Forward-Looking Statements, which factors are incorporated herein by reference and (ii) such other factors that may be described from time to time in First Indiana’s SEC filings. Forward-looking statements by their nature are subject to assumptions, risks and uncertainties. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. First Indiana undertakes no duty to update forward-looking statements. Now Bill Brunner will review a few of our financials from the first quarter.

William Brunner: Thank you Beth. First Indiana Corporation had earnings of $5.6 million or $0.40 per diluted share for the first quarter ended March 31, 2005. Earnings for the first quarter of the previous year were $5.4 million or $0.34 per diluted share. Earnings from continuing operations for the first quarter of the previous year were $4.3 million or $0.27 per diluted share. Included in the first quarter 2005 results are the following three pretax items I would like to specifically point out: (1) the company took a negative provision for loan losses of $2.6 million, (2) a loss of $1.7 million on the sale of the bank’s third-party loan servicing portfolio which Bob will further address and comment on later in our remarks, and (3) a loss of $804,000 resulting from the sale of $35 million in federal home loan bank bonds. As interest rates have risen, the corporation took the opportunity to reposition a portion of its securities portfolio and better situate the organization for future earnings. This transaction did not have a material impact on the interest rate risk of the corporation. The net effect of the negative provision, sale of servicing, and bond sale was neutral to the first quarter 2005 net income.

From a run rate perspective, a few metrics I would like to draw out include net interest margin of 3.77% for the first quarter 2005 compared with 3.66% for the fourth quarter 2004 and 3.50% for the first quarter of 2004. The margin has been on an upward trend since the third quarter of 2004, concurrent with increases in market interest rates. Additionally, the impacts of a couple of adjustments outlined in our press release have a dampening impact on this quarter’s margin by 6 basis points.

Loan outstandings ended the quarter at $1.5 billion, a level approximately the same as December 2004. Over the same period, deposits increased on an annualized rate of 3.4% which allows a loan to deposit ratio to continue on a downward trend. Credit quality has continued to improve as demonstrated by non-performing assets decreasing to $15.8 million from $21.4 million at December 31, 2004. This is the sixth quarter in a row of a decrease. Non-performing assets now represent 1.07% of total loans and foreclosed assets. Net charge-offs for the quarter totaled $1.3 million or 35 basis points of loans. These factors coupled together demonstrate improvements in credit quality which led to the negative provision from loan losses of $2,550,000.

Non-interest income for the quarter was $6.0 million. Two of the events discussed above, the loan servicing and bond sales combined to reduce non-interest income by $2.5 million. Finally, non-interest expense for the quarter was $16.0 million. This compares to $17.8 million for the first quarter of 2005 and $15.7 million on a linked quarter basis. The impact of the previously announced cost reduction program is reflected in this performance. Now Bob will give some commentary on our results.

Robert Warrington: Thank you Bill. I’d like to start off by discussing our third-party loan servicing sale and emphasize that we did not sell loans but loan servicing as we’ve had a couple of phone calls and there appears to be a little confusion on that point. There are several reasons, three in principle that we made the decision to sell our loan servicing and I categorized those under the headings of cost reduction, risk reduction, and the ability to improve future earning stream. As we had mentioned in our Annual Report, we stopped retaining servicing of loans we sold in the second quarter of 2004. Since that time, the portfolio has declined to a point where it’s not economically feasible to remain in the loan servicing business. We have a large number of investors and a small number of loans we service for several investors. Additionally, the valuation of this asset has proven to be very challenging, particularly in the fact that this portfolio has a wide variety of products that made estimating the value difficult, and thereby introducing an undesired level of uncertainty in the profitability of this business. Therefore we concluded that it was the time to exit this business before the size of the portfolio became too small to interest most of the larger servicers and perhaps have them decide not to bid on the product. So we think that we’ll significantly be able to reduce our risk profile.

Now regarding the ability to improve earnings in the future on a go-forward basis we would expect this to be a neutral event to revenue in 2005 and to be slightly accretive in 2006 and beyond, primarily because we’ll reduce system operating cost and we’ll also experience staff reductions. Regarding commercial loan growth, during the first quarter commercial loans did return to a growth mode for the company, ending the quarter up $8 million or just under 5% on an annualized basis. Included in the first quarter growth are approximately $25 million of programmed run off. This consists of credits that didn’t meet our quality standards and we’ve encouraged to leave the bank. And we still have some loans on our books pursuant to out-of-state markets relating to land development and these land development loans will continue to run off the books of the bank through the rest of this year. So we’ve replaced the out-of-state land development run off plus the exit of lower quality credits and experienced growth in the first quarter. We would expect that trend to continue in the second quarter where we have about $30 million of out of market land development loans that will continue to run off between now and, generally speaking, the end of the year. And there will be a small amount of remaining credits that we’ll encourage to exit the company. Notwithstanding that, we would expect the growth rate in commercial loans we experienced in the first quarter to remain reasonably consistent throughout the rest of the year.

On another note, our Board authorized today the repurchase of up to 750,000 shares. And in conclusion, I’ll just comment that we’re focusing on our core business and risk reduction. Credit quality continues to improve and we have confidence in our ability to grow assets. That concludes our prepared remarks. And with the Operator’s assistance, we’d be glad to take any questions.

Operator: At this time, I would like to remind everyone if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Brad Milsap.

Brad Milsap: Hey good afternoon.

Robert Warrington: Good afternoon.

Brad Milsap: You touched a little bit on the share repurchase program. It would seem to me that you’re going to generate a tremendous amount of capital this year coupled with the large reserve that you also have on the balance sheet. Any other things you might do with the capital aside from the share purchase? Are you at the point where you might begin to consider looking at an acquisition or anything else aside from the repurchase program that you might be doing with the capital, aside from balance sheet growth?

Robert Warrington: Thank you Brad for the question. Generally speaking at this time we don’t have plans to pursue any acquisitions. It’s certainly possible that if something of such a strong strategic nature would come along, we’d want to give it due consideration but that’s not something we see in the near term right now. So really what we’re trying to prepare for is we are making a solid profit and we are growing capital at a fairly rapid pace so we want to have the flexibility to deploy that cash in the manner that’s most opportune for the company.

Brad Milsap: Do you anticipate how active you may be in the share repurchase at this point?

Robert Warrington: Well as you know we repurchased 11% of our shares in the fourth quarter of last year. We did repurchase 149,000 shares in the first quarter of this year. I think it’s clear to say that at the rate we’re making money and growing capital, it’s a high probability that some of that cash will be used to continue to purchase shares.

Brad Milsap: Okay great. Thank you.

Robert Warrington: You’re welcome.

Operator: Your next question comes from Fred Cummings.

Fred Cummings: Good afternoon.

Robert Warrington: Good afternoon.

Fred Cummings: First Bob, with respect to future strategic actions in terms of cleaning up the balance sheet or reducing the risk profile which you obviously took some actions on this quarter, is there anything else of note that you’re considering doing to further clean up the balance sheet or further reduce the risk profile?

Robert Warrington: Thanks for that question Fred. That’s a good one because we’ve really focused hard on risk. The answer is no. When we undertook our strategic planning process last summer we compiled a list of areas that were either underperforming or just weren’t going to meet our potential. The last item on that list was third-party servicing. So there are no other moves that we know of at this time or plan to undertake that would involve the sale of an asset or anything to restructure or reduce the risk of the balance sheet. We should be pretty straightforward as a community bank in Central Indiana as you look at us in the coming quarters.

Fred Cummings: Bill, can you touch on what we’ve seen within the industry with the decline in the service fees year-over-year.

Bill Brunner: Fred, similar to other banks and you’ve seen their numbers on the year-over-year first quarter to first quarter, we did have a decline in deposit service fees. To some extent, we found it was a bit modest compared to what we’ve seen some other companies experience. It particularly seemed to hit us in the January and February timeframe and we have seen some improvement in it. But there seems to be a wakening or a point of interest of the populace really focusing on the deposit service fees. Nothing is underneath it except that the industry is seeing some back up in it and we’re trying to analyze it and react accordingly.

Fred Cummings: And one last question. It looks clear that you’re gaining some momentum in the commercial lending business. I think when I met with you all, you talked about increased marketing or some campaigns on the home equity side. Can you give us an update as to what your plans are on home equity lending?

Robert Warrington: Fred. It is a major point of emphasis for us is to increase our activity in the greater Indianapolis market area and through a combination of efforts with our new management team and the retail side of the bank and the expertise that exists with our consumer finance people, we are working hard to generate more of those type assets through our branch network. It takes time to ramp up but that initiative is in progress and we look forward to reporting future results.

Fred Cummings: Okay. Thanks Bob.

Robert Warrington: Thanks Fred.

Operator: Your next question comes from Brian Martin.

Brian Martin: Hey guys.

Robert Warrington: Hey Brian.

Brian Martin: A couple of questions here. First of all, I joined a little bit late. The commercial loan growth in the quarter, if I understand it right, had $25 million in run off and $8 in growth or it was a $33 million run rate. Is that what I should read into that or did I miss something?

Robert Warrington: Yes. That’s what we were trying to say. Within the local marketplace that would have been the amount of increase in the first quarter.

Brian Martin: Okay great. With the growth and expectations that are continuing, are you actively looking to hire commercial lenders? How does the commercial lending staff look right now? Are you satisfied with the number of lenders that you have or do you think you need more to keep the number at that level?

Robert Warrington: Brian, we would love to add a couple of quality relationship managers in our corporate banking area and we are actively seeking to do that. It’s challenging for us to find the right type of personnel to fill those roles, but yes we would like to do that and we’re going to pursue that with some diligence.

Brian Martin: Okay. Do you have any time table for when you expect to make some announcements? Is it imminent or do you think it’s still a ways off?

Robert Warrington: When you talk about recruiting talent it’s hard to put a timeframe to it. We’re committed to doing it. There certainly isn’t any imminent announcement coming. I can tell you this, I am very satisfied with the talent that exists within our corporate banking unit and the job that the entire team in that area has done over the last couple of quarters. So we believe we have a team that can continue to grow the outstandings in a quality fashion but we always like to have a little bit more. So we’ll always search to upgrade the talent pool and add to it but that’s a process that because of the human factor, I just can’t predict the timeframe for you.

Brian Martin: Okay. How about credit quality? You have made some great progress on this. With reserves sitting where they are today, can you give us any idea how you arrived at the negative provision number this quarter and why you didn’t do a little more given the trends?

Robert Warrington: Well I can, or I think I can, attempt to explain that. Bill, bail me out if I botch this. We go through, as I think most banks would, a fairly disciplined procedure to determine what the adequate level of reserves should be. We look at it from what’s the lower level, the most likely level, and what would be the upper level that we could justify in terms of reserves based on the size of our portfolio and the underlying risk characteristics thereof. Sometimes I may disagree with an accounting rule but we always follow them. And in our case, when the reserve we have is above our upper limit of what we can justify, whatever that amount is above the upper limit, we take back into income. That’s what we did in this quarter and we will always evaluate risk in that manner.

William Brunner: Brian. To add a little, it’s a very methodical approach because it’s the only way we can really demonstrate and be very true to the adequacy of reserves being for losses that are inherent or could be in the portfolio. We take it very seriously. It is certainly not a wish list number. It is a number based on empirical evidence of assuring adequacy. And as we are relatively new to such improved credit quality, yes we’re adrift. We try to be a little conservative while living in the upper ramp but never over what we can justify.

Brian Martin: Okay. How about what’s in the portfolio? The last couple of questions here. Can you comment on what the highest specific allocation you have is?

Robert Warrington: The highest specific allocation to support potential loss against any one credit?

Brian Martin: Right.

Robert Warrington: I’m not sure that I can answer that with certainty, but I think I know the answer. I believe it is $1.5 million.

William Brunner: It’s in that range.

Brian Martin: Okay. I think you guys have answered everything. I appreciate it.

Robert Warrington: Yeah. I want to embellish that answer. I’m not trying to imply that we’re expecting a particular loss on any individual credit but I believe the largest directly allocated reserve is $1.5 million.

William Brunner: And the specific directly allocated reserve would be on non-performing loans and they are getting down to a much smaller level in size so proportionately any specific reserves would be relatively small compared to previous periods.

Robert Warrington: Yeah. If you’d like we can double check that number for you and get back to you.

Brian Martin: Yeah that’d be great. Thanks.

Robert Warrington: Thank you.

Operator: Once again, if you would like to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from Steve Covington.

Steve Covington: Good afternoon guys.

Robert Warrington: Good afternoon Steve.

William Brunner: Good afternoon Steve.

Steve Covington: Bob, I think you mentioned this and I apologize because I missed it. What was the level of out of state construction loans that are left on your books?

Robert Warrington: Technically Steve, they’re not construction loans. They are land acquisition loans.

Steve Covington: Oh.

Robert Warrington: But the answer is about $30 million.

Steve Covington: Okay.

Robert Warrington: And they’re just paying down as the lots sell off.

Steve Covington: Okay. Are those in the consumer line item or are they in the business line item?

Robert Warrington: They would be in...

William Brunner: Commercial real estate.

Steve Covington: The commercial real estate line. Okay.

Robert Warrington: Yeah, real estate.

Steve Covington: Okay. You also talked about the $25 million in run off you had in commercial and I think you mentioned there are additional credits you are asking to go over to some competitors. Can you detail what the expected run off in future quarters will be? Will you expect it to be lumpy like this quarter or is there any way for us to model that?

Robert Warrington: Well what I was trying to indicate is it’s harder to predict than you might think because the pay downs on those land development loans are sporadic just based on the lots that have sold. We are really reaching the end game on the lower quality credit. There’s not much of that left but there is perhaps a $15 million hurdle or something in that range in the second quarter and the vast majority of $30 million, in aggregate, of the land development loans will be gone by the end of the year. So what I was trying to indicate is even with the run off of the out of state land development loans and the small amount of remaining credits we’d like to see leave, I think the net increase on a forward basis would be about the same increase you saw in the first quarter which is around 5%.

Steve Covington: Uh huh.

Robert Warrington: But I would suggest that the quality that underlies those assets on the balance sheet is higher.

Steve Covington: Okay. That’s helpful. Thank you. And lastly, on the deposit side. Your non-interest bearing showed some pretty nice growth during the quarter. Is that being driven by commercial or retail relationships or is it a combination? Can you comment on that?

William Brunner: Steve, this is Bill. In the first quarter, that was very nicely driven by the retail side of the bank. On the commercial side, with rates rising, there’s actually a little headwind. Commercial deposits are feeling that the analysis credit rates are going up as well. So it’s been a nice and a pleasant move in retail.

Steve Covington: That’s great. Thanks guys.

Robert Warrington: Thanks Steve.

Operator: Your next question comes from Shawn Nicholson.

Shawn Nicholson: I just have a quick question about branch growth over the next year and do you have any plans?

Robert Warrington: I’m sorry, Shawn. Was that branch growth?

Shawn Nicholson: Yes.

Robert Warrington: Thank you. That’s a good question because we spent a lot of time analyzing our branch configuration and determining our best strategy. We would suggest we can afford to perhaps build three branches over a two-year period of time. We have a site or two in mind so we would expect to have that modest level of branch growth over the next couple of years.

Shawn Nicholson: All right. Great. Thanks.

Robert Warrington: You’re welcome.

Operator: At this time there are no further questions.

Robert Warrington: Okay. Well thank you very much everyone. We appreciate your time and we’ll bring our call to conclusion. Thanks again.

Operator: This concludes today’s conference call. You may now disconnect.

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